Exhibit 10.4
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

Award Date (mm/dd/yyyy) #GrantDate#	Target Number of Performance-Based Units #QuantityGranted#	Performance Period (mm/dd/yyyy) 01/01/20XX – 12/31/20XX

THIS CERTIFIES THAT UnitedHealth Group Incorporated, on behalf of itself and its subsidiaries, related and affiliated companies, and all divisions, successors, and assigns of them (collectively, the “Company”) has on the award date specified above (the “Award Date”) granted to
#ParticipantName#
(“Participant”) an award (the “Award”) to be eligible to receive a number of Performance-Based Restricted Stock units (the “PRSUs”), the target number of which is indicated above in the box labeled “Target Number of Performance-Based Units,” each PRSU representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2020 Stock Incentive Plan (the “Plan”).
The Participant acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) to administer the Plan, the Company intranet web pages or otherwise, any information concerning the Company, the Award, the Plan, pursuant to which the Company granted the Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *
1.     Rights of the Participant with Respect to the PRSUs.
(a)     No Shareholder Rights. The PRSUs granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the PRSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the PRSUs lapse, in accordance with Section 2, 3 or 4.
(b)     Conversion of PRSUs; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the PRSUs vest, and the restrictions with respect to the PRSUs lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any PRSUs vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole PRSUs, such shares of Common Stock shall be issued promptly, and in any event, no later than March 15th of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code).
2.     Vesting. Subject to the terms and conditions of this Award, including without limitation the terms set forth in Attachment 1, the PRSUs shall vest and the restrictions with respect to the PRSUs shall lapse (i) if Participant has remained continuously employed with the Company or any Affiliate from the Award Date through and including the end of the Performance Period, and (ii) if and to the extent the Performance Vesting Criteria described in Attachment 1 have been achieved during the Performance Period. Regardless of whether Participant meets the continuous employment or service criterion described in subpart (i) of this Section 2, if and to the extent the Performance Vesting Criteria have not been achieved by the end of the Performance Period, the Participant’s rights to the PRSUs shall be immediately and irrevocably forfeited on that date. The Committee will determine in its sole discretion the extent, if any, to which the Performance Vesting Criteria have been met, and it will retain sole discretion to reduce the number of PRSUs that would otherwise vest as a result of the performance measured against the Performance Vesting Criteria. Any vesting that may occur pursuant to this Section 2 will be effective on the date on which the Committee has certified the extent to which the Performance Vesting Criteria in subpart (ii) of this Section 2 were satisfied.
3.     Certain Terminations on or After Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, the PRSUs described in this Award will become immediately and unconditionally vested, and the restrictions with respect thereto shall lapse if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) [at a time when Participant is eligible for Retirement, (iv)]1 due to Participant’s Disability, or [(v)] in the circumstances described in Section 4(c); provided that in the case of a termination for Good Reason, the PRSUs shall vest if the Participant gives
1 As applicable.

written notice of the circumstances constituting Good Reason within two years after the effective date of the Change in Control, if the Company fails to cure the circumstances constituting Good Reason within 60 days of the receipt of such notice and the Participant resigns within 30 days after the end of the cure period, all as provided in Section 3(d). Upon a Change in Control, the Committee will determine: (i) the extent, if any, to which the Performance Vesting Criteria have been met, and (ii) the number of the PRSUs that will vest and convert into shares of Common Stock in the event of Participant’s termination of employment in accordance with this Section 3. For purposes of this Award certificate:
(a)    “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)    “Cause” shall mean Participant’s (i) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (ii) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (iii) conviction of any felony, (iv) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, (v) breach of any of the Restrictive Covenants in Section 8 of this Award certificate or a material breach of any employment agreement between Participant and the Company or any Affiliate, if any, or (vi) conduct that is materially detrimental to the Company’s interests. The Company will, within 120 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
(c)    “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
(d)    “Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:
(i)    any reduction in Participant’s base salary or target bonus expressed as a percentage of the Participant’s base salary, other than a reduction that is pursuant to a general reduction affecting a group of employees;

(ii)    a change in the principal location at which the Participant is required to perform his or her duties, if the new location is 50 miles or more further from the Participant’s principal residence than the original location; or
(iii)    a material diminution in Participant’s duties, responsibilities, or authority; [or]
(iv)    [a change in Participant’s reporting relationship]2.
Participant will, within 120 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail and, upon receipt of such notice, the Company shall have 60 days to cure the circumstances constituting Good Reason. Failure by Participant to provide written notice of the grounds for Good Reason within 120 days of discovery, or failure by the Participant to resign within 30 days after the end of the Company’s 60-day cure period, shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.
(e)    “Separation from Service” shall mean when Participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(f)    Possible Acceleration of Vesting and Payment. If the Award is terminated pursuant to a Change in Control and is not assumed by a party to the Change in Control (and no such party issues a new award in substitution for the Award, as determined by the Committee), the Committee may provide for immediate vesting of the Award, and the issuance of shares of Common Stock, securities of a party to the Change in Control, or cash, or any combination thereof, in full satisfaction of the Award. Notwithstanding anything in the Plan or any other agreement to the contrary, there is no discretion to change the time of payment of the PRSUs (in connection with a Change in Control, similar event, or otherwise) except as expressly provided in this Section 3 or as otherwise permitted under, and would not result in any tax, penalty, or interest under, Section 409A of the Code.
(g)    Section 409A - Possible Six-Month Delay in Payment. Notwithstanding any provision of this Award certificate to the contrary, if payment of the PRSUs is triggered by Participant’s Separation from Service as provided in this Section 3 or Section 4 and, as of the date of such Separation from Service, Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company), Participant shall not be entitled to such payment of the PRSUs until the earlier of (i) the date which is six (6) months after Participant’s Separation from Service for any reason other than death, or (ii) the date of Participant’s death. Any amounts otherwise payable to Participant upon or in the six (6) month period following Participant’s Separation from Service that are not so paid by reason of this Section 3(g) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of
2 As applicable.

Participant’s death). The provisions of this Section 3(g) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.
4.     Termination of Employment.
(a)     Termination of Employment Generally. Subject to the provisions of this Section 4, if, prior to vesting of the PRSUs pursuant to Section 2 or 3, Participant ceases to be an employee of the Company or any Affiliate, for any reason (voluntary or involuntary), then Participant’s rights to all of the unvested PRSUs shall be immediately and irrevocably forfeited on the date of termination.
(b)     Death or Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the long-term disability insurance program of the Company or the Affiliate by which the Participant is employed (“Disability”), then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of PRSUs will vest and the restrictions with respect thereto will lapse, Participant will vest in the number of PRSUs that would have vested had Participant been employed through the end of the Performance Period, and the restrictions with respect thereto will lapse.
(c)     Severance. If Participant’s employment ends [at a time when the Participant is not eligible for Retirement (as defined below)]3 and in connection with that separation from employment the Company or an Affiliate pays the Participant severance benefits pursuant to an employment agreement with Participant that is in effect on the date of this Award or pursuant to any Company severance policy, plan or program in effect on the date of this Award, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of PRSUs will vest and the restrictions with respect thereto will lapse, Participant will vest in a pro rata number of PRSUs, and the restrictions with respect thereto will lapse. Such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of termination plus the number of full months during which the Participant is entitled to receive severance or separation pay either the Company’s severance plan as in effect on the date hereof, or under an employment agreement between Participant and the Company or an Affiliate that is in effect on the date of this Award (provided that in no event shall such sum exceed the number of months in the Performance Period). In either case, should Participant’s severance or separation pay be paid in a lump sum versus bi-weekly payments, the number of full months taken into account shall be based on the period of time over which severance or separation pay would have been paid had it been paid bi-weekly. If Participant is entitled to severance or separation pay under a plan or agreement other than under the Company’s severance pay plan or an employment agreement entered into with the Company or an Affiliate, such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed
3 As applicable.

prior to the date of termination plus an additional three months, but not more than the number of months in the Performance Period.
(d)    [Retirement. If the Participant’s employment ends and at the time of separation from employment the Participant is eligible for Retirement (the “Retirement Date”), and at least one year of the Performance Period of this Award is completed at or prior to the Retirement Date, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of PRSUs will vest and the restrictions with respect thereto will lapse, Participant will vest in the full number of PRSUs and the restrictions with respect thereto will lapse as if the Participant had been continuously employed throughout the entire Performance Period.
(e)    For purposes of this Award certificate, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause.
(f)    For purposes of this Award certificate, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate and shall not include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition]4.
5.     Restriction on Transfer. Participant may not transfer the PRSUs except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Award may be transferred to an alternate payee pursuant to the terms of a domestic relations order (as such terms are defined by Section 414(p) of the Code), provided that (i) the Participant is an employee at the time the domestic relations order is entered, (ii) the Award was outstanding at the time the domestic relations order is entered, and (iii) the transfer otherwise satisfies all requirements of the Plan and any limitations and requirements established by the Committee. Any attempt to otherwise transfer the PRSUs shall be void.
6.    Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that shares of Common Stock are issued upon vesting of the PRSUs and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One-third (1/3) of the net number of any shares of Common Stock acquired by Participant upon vesting of the PRSUs at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the issuance date. For purposes of this Award certificate, the “net number of any shares of Common Stock acquired” shall mean the number of shares issued with respect to the Award after reduction for any shares of Common Stock withheld by or tendered to the Company,
4 As applicable.

or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the issuance of the shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.
7.    Forfeiture of PRSUs and Shares of Common Stock. This Section 7 sets forth circumstances under which Participant shall forfeit all or a portion of the PRSUs or be required to repay the Company for the value realized in respect of all or a portion of the PRSUs.
(a)    If a Participant is subject to and found in violation of the Company Recoupment and Cancellation Policy, as in effect from time to time (the “Policy”), the Participant’s outstanding PRSUs, whether or not vested, may be forfeited, and the Participant may be required to repay the amount realized upon the settlement of previously settled PRSUs, to the extent and in the manner provided in the Policy.
(b) By acceptance of the PRSUs, Participant acknowledges and agrees that, if Participant is subject to the Company Dodd-Frank Policy (the “Clawback Policy”), any PRSUs may be subject to forfeiture to the extent that either the PRSUs constitute Erroneously Awarded Compensation as defined in the Clawback Policy, or the Participant has received other Erroneously Awarded Compensation and forfeiture of the PRSUs is used by the Company to recover such Erroneously Awarded Compensation. To the extent any PRSUs that have already been settled are determined to constitute Erroneously Awarded Compensation, the Participant agrees to repay any amount previously received with respect to such PRSUs, and further agrees that such amount may be offset against any compensation or other amounts owed to the Participant to the maximum extent permitted by law.
(c)    Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 8 below, then any unvested PRSUs shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any PRSUs that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such PRSUs under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such PRSUs on the date the PRSUs became vested.
(d)    In General. This Section 7 does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations, except that, if unvested PRSUs continue to vest under Section 4 following the termination of Participant’s employment with the Company or any Affiliate, then, with respect to the Restrictive Covenants in Sections 8(c) or (d) below, the maximum period of time to which Company shall be entitled to injunctive relief is a total of two (2) years following the termination of Participant’s employment with the Company or any Affiliate, not counting any time period that Participant is in violation of the Restrictive Covenants in Sections 8(c) or (d) below and during which time the running of the time periods for the restrictions set forth in Sections 8(c) and (d) of this Agreement shall be tolled as permitted by applicable law such that the running of the two (2) year time period shall commence only once Participant is in compliance with the Restrictive Covenants. The provisions in this Section 7 are essential economic conditions to the Company’s grant of PRSUs to Participant. By receiving the grant of PRSUs hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this Section 7 and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable law.
8.    Assignment and Restrictive Covenants. In consideration of the terms of this Award certificate and the Company’s sharing of Confidential Information with the Participant, which the Participant agrees constitute adequate and sufficient mutually agreed consideration, the Participant agrees to the Assignment and Restrictive Covenants set forth below in this Section 8.
(a)    Assignment of Intellectual Property. Participant agrees to assign and hereby assigns to Company all rights, titles and interests Participant may have in or to any invention, innovation, computer program, software, database, discovery, idea, writing, improvement, process, technique or other works (collectively "Intellectual Property") whether or not patentable or registrable under copyright or similar statutes, created or conceived by Participant, either alone or jointly with others, during Participant’s employment that: (i) relates in any manner to the actual or anticipated business, research, or development of Company; (ii) results from work assigned to or performed by Participant for Company; and/or (iii) is conceived of or made with the use of Company systems, equipment, supplies, materials, facilities, computer programs, confidential information and/or trade secret information (collectively “Company Resources”). This assignment does not apply to Intellectual Property that meets all of the following criteria: (i) no Company Resources were used in its creation; (ii) the Intellectual Property was developed entirely on Participants own time; (iii) at the time of conception or reduction to practice the Intellectual Property does not relate to Company’s business, actual or anticipated research or development; and (iv) the Intellectual Property does not result from any work performed by Participant for Company. Participant shall disclose to Company all Intellectual Property developed during Participant's employment so that Company may determine any rights it many have in such Intellectual Property.
(b)    Non-Disclosure. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant shall not disclose or use Confidential Information, either during or after Participant’s employment with the Company, except (i) as necessary to perform Participant’s duties, (ii) as the Company may consent in writing, or (iii) as permitted by Section 8(f) below.

(c)    Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;
(ii)Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;
(iii)Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or
(iv)Assist anyone in any of the activities listed above.
(d)    Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product, or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 24 months of employment with the Company; or
(ii)Assist anyone in any of the activities listed above.
(e)    Geographic Scope.

(i)Participant’s obligations under subsections 8(c) and (d) of this “Assignments and Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.
(ii)Participant’s obligations under this “Assignments and Restrictive Covenants” section shall also apply in any country outside the United States with respect to which Participant had responsibility for any UnitedHealth Group activity, product, or service in that country.
(f)    Return of Property. Participant agrees that all tangible materials (whether originals or duplicates), including, but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in Participant’s possession, custody, or control which in any way relate to the Company’s business and which are furnished to Participant by or on behalf of the Company or which are prepared, compiled or acquired by Participant while working with or employed by the Company shall be the sole property of the Company. At any time upon the request of the Company, and in any event promptly upon termination of Participant’s employment with the Company, but in any event no later than two (2) business days after such termination, Participant shall deliver all such materials to the Company and shall not retain any originals or copies (including electronically) of such materials.
(g)    No Restriction on Protected Activities. Nothing in this Award certificate prohibits Participant from disclosing information in good faith to any governmental agency, legislative body, or official regarding an alleged violation of law or regulation or otherwise protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other federal, state, or local government agency. Participant acknowledges that, through this Section 8(g), the Company has provided Participant with written notice that, pursuant to the Defend Trade Secrets Act, 8 USC § 1833(b), an employee, consultant, or contractor of an employer may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Participant understands that, pursuant to 18 USC § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. The foregoing immunities provided under 18 USC § 1831 et seq. do not apply to any disclosure of Confidential Information or trade secrets of an employer’s clients, customers, or counterparties, or of any other third parties. For purposes of this paragraph solely, “trade secret” has the meaning set forth in 18 USC § 1839.

(h)    Exceptions. Notwithstanding the foregoing, this Section 8 will apply only to the extent permissible under provisions of the ABA Model Rules of Professional Conduct, or any applicable state counterpart regarding restrictions on the right to practice law. If Participant is a resident of any of the states listed in Exhibit A as of the Award Date, then the exceptions and acknowledgements set forth in Exhibit A shall apply to Participant.
(i)    Acknowledgment of Obligations. By accepting the Award, Participant agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. Participant further acknowledges that Participant’s obligations under this Section 8 are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law and statutory law relating to fiduciary duties and trade secrets. To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants or assignment of intellectual property with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Assignment and Restrictive Covenants contained herein. If Participant is a resident of Colorado, Participant acknowledges that Sections 8(c) and (d) contain covenants not to compete that could restrict Participant’s options for subsequent employment following separation from the Company.
9.     Adjustments to PRSUs. In the event that any dividend or other distribution (whether in the form of cash,  shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the PRSUs), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the PRSUs.
10.     Tax Matters.
(a)     Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The ultimate tax liability, which is the Participant’s responsibility, may exceed the amount withheld by the Company. On each applicable vesting date, Participant will be deemed to have elected to satisfy Participant’s required federal, state, and local payroll, withholding, income, or other tax withholding obligations arising from the receipt of shares or the lapse of restrictions relating to the PRSUs, by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but not in excess of the maximum amount required to be withheld under applicable laws or regulations).
(b)409A. It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. To the extent that the time or form of payment of any benefit pursuant to this Award would violate the terms of Section 409A, the Committee may revise the time or form of payment to conform to Section 409A. Notwithstanding the foregoing, in no event shall the Company, any Affiliate, the members of the Committee, or any other person have any liability for any additional tax, penalty or interest imposed on Participant by reason of Section 409A or otherwise.
11.     Miscellaneous.
(a)Choice of Law. Participant consents to the law of Delaware exclusively being applied to any matter arising out of or relating to this Award certificate, without regard to its conflict of law principles.
(b)At-Will Employment. This Award does not confer on Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.
(c)No Trust or Fiduciary Relationship. Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
(d)Securities Law Requirement. The Company shall not be required to deliver any shares of Common Stock upon the vesting of any PRSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).
(e)Original Instrument. An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
(f)Survival of Restrictive Covenants. The Restrictive Covenants in Section 8 and the provisions regarding the forfeiture of PRSUs and shares of Common Stock shall survive termination of the PRSUs and termination of Participant’s relationship with the Company as set forth in Section 8.

(g)Injunctive Relief, Attorney’s Fees and Jury Trial. In the event of a breach or a threatened breach of this Award by Participant, Participant acknowledges that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Award certificate before a trier of fact or in an arbitration proceeding, the Company shall be entitled to all of its reasonable attorney’s fees and costs incurred as a result of enforcing this Award certificate against Participant. Participant waives all rights or entitlement to a jury trial for any matter arising out of or relating to this Award certificate.
(h)No Waiver. No waiver of any breach of any provision of this Award certificate by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award certificate shall be severable, and if any provision of this Award certificate is found by any court or arbitrator to be unenforceable, in whole or in part, the remainder of this Award certificate shall nevertheless be enforceable and binding on the parties. Participant also agrees that a court or arbitrator may modify any invalid, overbroad or unenforceable term of this Award certificate so that such term, as modified, is valid and enforceable under applicable law, and that a court or arbitrator is authorized to extend the length of the Restrictive Covenants in Section 8 of this Award certificate for any period of time in which Participant is in breach of the Restrictive Covenants or as necessary to protect the legitimate business interests of Company. Further, Participant affirmatively states that Participant has not, will not, and cannot rely on any representations not expressly made herein. The terms of this Award certificate shall not be amended by Participant or Company except by the express written consent of the Company and Participant.
(i)Consideration Period; Right to Consult with Counsel. By the Participant’s acceptance below, the Participant acknowledges and agrees that the Company provided the Participant with at least ten (10) business days to review and consider this Award certificate and that voluntarily accepting this Award certificate before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period. The Participant has the right and is advised to consult with counsel of his/ her choice before signing this document.
(j)Assignability and Change of Position. The rights and/or obligations herein may be assigned by the Company without Participant’s consent and shall bind and inure to the benefit of the Company’s successors, assigns, and representatives. If the Company makes any assignment of the rights and/or obligations herein, Participant agrees that this Award certificate shall remain binding upon Participant in any event.
Offer Date: #GrantDate#
By ___________________, on behalf of UnitedHealth Group Incorporated
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#

Exhibit A

State Law Exceptions to Performance-Based Restricted Stock Unit Award
1.If Participant is a resident of the following states as of the Award Date, the following exceptions and acknowledgments shall apply to Participant, notwithstanding anything to the contrary in the Performance-Based Restricted Stock Unit Award to which this Exhibit A is attached.
2.**CALIFORNIA. If Participant is a resident of California: 1) Section 8(c) and Section 8(d) will apply to Participant during Participant’s employment but will apply after Participant’s employment only to the extent that Participant uses or discloses the Company’s trade secrets to perform the activities prohibited by Section 8(c) and Section 8(d); 2) Section 11(a) will not apply to Participant; and 3) nothing in the Award certificate shall prevent Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful.
3.**COLORADO. If Participant is a resident of Colorado as of the Award Date: 1) Section 8 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; 2) Section 8(c) will only apply after the termination of Participant’s employment to the extent that, at the time of the Award Date and at the termination of Participant’s employment, Participant earns an amount of annualized cash equivalent to or greater than sixty percent (60%) of the threshold for highly compensated workers as defined by the Colorado Department of Labor; 3) Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the Award Date and at the termination of Participant’s employment, Participant earns an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as defined by the Colorado Department of Labor; and 4) Section 11(a) will not apply to Participant.
4.**IDAHO. If Participant is a resident of Idaho as of the Award Date, Participant acknowledges that Participant is a “key employee” as that term is defined in Idaho. Stat. § 44-2702, and that if Participant became employed by or affiliated with a competitor in violation of Section 8(c) it is inevitable that Participant would disclose the Company’s trade secrets or other confidential information.
5.**ILLINOIS. If Participant is a resident of Illinois as of the Award Date: 1) Participant acknowledges that Participant was provided with 14 calendar days to review this Award certificate and that accepting this Award before the expiration of the 14 days shall serve as a waiver of the 14 day review period; 2) Participant understands that Participant has the right to consult with an attorney prior to accepting the Award, but that any legal consultation is at Participant’s own expense; 3) Participant acknowledges that Participant has had an adequate opportunity to consult with an attorney, Participant has read and understands this Award certificate, and is voluntarily accepting the Award; 4) Section 8(c) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant’s annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10(a); and 5) Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant’s annualized rate of earnings exceeds the amount set forth in 820 ILCS 90/10b).
6.**LOUISIANA. If Participant is a resident of Louisiana as of the Award Date, after the termination of Participant’s employment Section 8(c)(i) and Section 8(d) shall apply only in the following parishes in the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East, Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
7.**MAINE. If Participant is a resident of Maine as of the Award Date: 1) the terms of Section 8(d) of this Award certificate regarding Participant’s post-termination obligations do not take effect until after one (1) year of Participant’s employment with the Company or a period of six (6) months from the date that Participant accepted the Award, whichever is later; 2) Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns wages over four hundred percent (400%) of the federal poverty level, as defined in 26 M.R.S.A. § 599-A; and 3) Participant acknowledges that the Company provided Participant with at least three (3) days to review this Award certificate before accepting the Award and that voluntarily accepting the Award before the expiration of three (3) days shall serve as a waiver of the three (3) day review period.
8.**MARYLAND. If Participant is a resident of Maryland as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns compensation that is more than the amount set forth in Maryland Code, Labor and Employment, § 3-716(a)(1).
9.**MASSACHUSETTS. If Participant is a resident of Massachusetts as of the Award Date: 1) Participant acknowledges that Participant was provided with 10 business days to review this Award certificate and that accepting this Award before the expiration of the 10 days shall serve as a waiver of the 10 day review period; 2) Participant understands that Participant has the right to consult with an attorney prior to accepting the Award, but that any legal consultation is at Participant’s own expense; and 3) Participant acknowledges that Participant has had an adequate opportunity to consult with an attorney, Participant has read and understands this Award certificate, and is voluntarily accepting the Award.
10.**MINNESOTA. If Participant is a resident of Minnesota as of the Award Date: 1) Section 8(d) will apply to Participant during Participant’s employment but will apply after Participant’s employment only to the extent that Participant uses or discloses the Company’s trade secrets or Confidential Information to perform the activities prohibited by Section 8(d); and 2) Participant further agrees that during Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or

(ii) the last scheduled vesting date under Section 4, Participant will not, without the Company’s prior written consent, engage in any activity or employment in the faithful performance of which it could be reasonably anticipated that Executive would use or disclose the Company’s Trade Secrets or Confidential Information.
11.**NEBRASKA. If Participant is a resident of Nebraska as of the Award Date, Section 8(d) will not apply after the termination of Participant’s employment.
12.**NEVADA. If Participant is a resident of Nevada as of the Award Date, after the termination of Participant’s employment Section 8(c) and Section 8(d) will not prohibit Participant from providing service to a former provider or customer of the Company if Participant can demonstrate that (i) Participant did not solicit the former provider or customer, (ii) the former provider or customer voluntarily chose to leave the Company and seek services from Participant, and (iii) Participant is otherwise complying with the limitations in this Award certificate other than any limitation on providing services to a former provider or customer who seeks the services of Participant without any contact instigated by Participant.
13.**NEW HAMPSHIRE. If Participant is a resident of New Hampshire as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns at least two hundred percent (200%) of the federal minimum wage.
14.**NORTH DAKOTA. If Participant is a resident of North Dakota as of the Award Date, Section 8(c)(i) and Section 8(d) will apply to Participant during Participant’s employment but will apply after Participant’s employment only to the extent that Participant uses or discloses the Company’s trade secrets to perform the activities prohibited by Section 8(c)(i) and Section 8(d).
15.**OKLAHOMA. If Participant is a resident of Oklahoma as of the Award Date: 1) Section 8(d) will not apply after the termination of Participant’s employment; and 2) Section 8(c)(i) will apply after Participant’s employment only with respect to providers or customers of the Company that are “established customers” of the Company per Okla. Stat. Ann. tit. 15, § 219A.
16.**OREGON. If Participant is a resident of Oregon as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that Participant’s annual gross salary and commissions, calculated on an annual basis, at the time that Participant’s employment ends, exceed the amount set forth in Ore. Rev. Stat. § 653.295(1)(e).
17.**RHODE ISLAND. If Participant is a resident of Rhode Island as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant earns more than two hundred fifty percent (250%) of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.
18.**VIRGINIA. If Participant is a resident of Virginia as of the Award Date, Section 8(d) will only apply after the termination of Participant’s employment to the extent that, at the time of the termination of Participant’s employment, Participant’s average weekly earnings, as calculated in Va. Code § 40.1-28.7:8, are equal to or more than the average weekly wage of the Commonwealth as determined pursuant to subsection B of Va. Code §65.2-500.
19.    **WASHINGTON. If Participant is a resident of Washington as of the Award Date: 1) Section 8(c)(i) is replaced with the following: “Solicit or conduct business with any business competitive with the Company from any person or entity who is a Company provider or customer and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;” 2) Section 8(d) will only apply after the termination of Participant’s employment to the extent that Participant’s annualized earnings, at the time that Participant’s employment ends, exceed the amount set forth in RCW 49.62.020; 3) Participant acknowledges that, by this Award certificate, the Company has notified Participant that, even if the post-employment provisions of Section 8(d) are not enforceable against Participant at the time of Participant’s acceptance of the Award, those provisions may be enforceable against Participant in the future due to changes in Participant’s compensation; 4) Section 11(a) will not apply to Participant; and 5) nothing in the Award certificate shall prevent Participant from discussing or disclosing information Participant reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Exhibit B

For Colorado Residents Only

Please note that a condition of your acceptance of the Award is that you electronically acknowledge the terms of the Award certificate, including the restrictive covenants in Section 8 of the Award certificate.

Please note that the Company is required to inform you that the Award contains covenants not to compete that could restrict your options for subsequent employment following your separation from the Company. Specifically, Sections 8(c) and 8(d) of the Award certificate contain covenants that place limitations on solicitation on providers and customers of the Company and engaging in certain other competitive activities following the end of your employment. You should carefully review this Agreement before signing it.

Please also note that the covenants in Sections 8(d) of the Award certificate will apply to you after your employment ends only if you earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor Division of Labor Standards and Statistics and that the covenant in Sections 8(c) will apply to you after your employment ends only if you earn an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold. The current threshold for highly compensated workers can be found on the website of the Division of Labor Standards and Statistics at: https://cdle.colorado.gov/dlss

If you choose to accept the Award, your electronic signature acknowledges and applies to this notice when you electronically accept the Award.

I acknowledge and agree that I have read this notice. I have taken advantage of the review period to review and electronically acknowledge the Plan to the full extent that I desired to do so.
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#